    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 1995
                                                     REGISTRATION NO. 33-
==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                            H. F. AHMANSON & COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                  DELAWARE                                       95-0479700
        (STATE OR OTHER JURISDICTION                          (I.R.S. EMPLOYER
      OF INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NUMBER)

                              4900 RIVERGRADE ROAD
                          IRWINDALE, CALIFORNIA 91706
                                 (818) 960-6311
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               GEORGE G. GREGORY
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                            H. F. AHMANSON & COMPANY
                              4900 RIVERGRADE ROAD
                          IRWINDALE, CALIFORNIA 91706
                                 (818) 960-6311
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                WITH COPIES TO:

            BRUCE D. MEYER, ESQ.                          FRANK H. GOLAY, JR., ESQ.
           GIBSON, DUNN & CRUTCHER                           SULLIVAN & CROMWELL
           2029 CENTURY PARK EAST                          444 SOUTH FLOWER STREET
        LOS ANGELES, CALIFORNIA 90067                   LOS ANGELES, CALIFORNIA 90071
               (310) 552-8500                                  (213) 955-8000

                             ------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  From time to time after the effective date of this Registration Statement as determined by market conditions.

                            ------------------------

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

                            ------------------------

                         CALCULATION OF REGISTRATION FEE

==================================================================================================
                                                                     PROPOSED
                                                    PROPOSED         MAXIMUM
     TITLE OF EACH CLASS            AMOUNT          MAXIMUM         AGGREGATE        AMOUNT OF
        OF SECURITIES               TO BE           OFFERING         OFFERING       REGISTRATION
       TO BE REGISTERED           REGISTERED      PRICE(1)(2)      PRICE(1)(2)          FEE
- --------------------------------------------------------------------------------------------------
Debt Securities...............   $500,000,000         100%         $500,000,000       $172,414
==================================================================================================

(1) Estimated solely for purposes of calculating the registration fee.

(2) If any of these securities are issued at a discount from their principal amount, the principal amount will be increased such that the aggregate offering price will equal $500,000,000.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                 SUBJECT TO COMPLETION, DATED JANUARY 23, 1995

                    (LOGO)   H.F. AHMANSON & COMPANY

                                DEBT SECURITIES

                            ------------------------

     H. F. Ahmanson & Company, a Delaware corporation ("Ahmanson" and, collectively with its subsidiaries, the "Company"), may offer, from time to time, in one or more series, its unsecured debt securities (the "Debt Securities"), having such prices and terms as are determined in light of market conditions at the time of sale. The Prospectus Supplement accompanying this Prospectus sets forth, with respect to the particular series of Debt Securities for which this Prospectus and the Prospectus Supplement are being delivered, the specific aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in composite currencies), maturity, rate (which may be fixed or variable) and time of payment of any interest, purchase price, any terms for redemption or other special terms and the names of the underwriters, if any. The Debt Securities may be unsecured Debt Securities (the "Senior Debt Securities") or unsecured and subordinated Debt Securities (the "Subordinated Debt Securities"). The Senior Debt Securities, when issued, will rank on a parity with all other unsecured Senior Indebtedness (as defined herein) of Ahmanson, and the Subordinated Debt Securities, when issued, will be subordinate in right of payment to all obligations of Ahmanson to its other creditors, except obligations ranking on a parity with or junior to the Subordinated Debt Securities.

     Offers to purchase the Debt Securities may be solicited from time to time by such persons as are named in any related supplement to a Prospectus Supplement (a "Pricing Supplement"), as agents (the "Agents"), on behalf of the Company. Debt Securities may also be sold to underwriters, which may include the Agents and others, acting as principals for their own accounts or for public offering pursuant to offering terms fixed at the time of sale. In addition, the Company has reserved the right to sell the Debt Securities directly through other agents or to investors on its own behalf. See "Plan of Distribution."

     THE DEBT SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY SAVINGS BANK OR NON-BANK SUBSIDIARY OF THE COMPANY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND, SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     Prior to issuance there will have been no market for the Debt Securities, and there can be no assurance that a secondary market for any such Debt Securities will develop. This Prospectus may not be used to consummate sales of any Debt Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

               The date of this Prospectus is             , 1995.

                             AVAILABLE INFORMATION

     Ahmanson has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

     Ahmanson is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. Reports, proxy statements and other information concerning Ahmanson may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Room 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of that material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning Ahmanson may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, and the Pacific Stock Exchange, 115 Sansome Street, 2nd Floor, San Francisco, California 94104.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Ahmanson's (a) Annual Report on Form 10-K for the year ended December 31, 1993, (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994 and (c) the Current Reports on Form 8-K dated February 9, 1994 and August 24, 1994, and all documents filed with the Commission by Ahmanson pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (which include Ahmanson's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q) subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities made hereby shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in the Prospectus Supplement or in any other subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Any person, including any beneficial owner, receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written requests should be mailed to: H. F. Ahmanson & Company, 4900 Rivergrade Road, Irwindale, California 91706, Attention: Investor Relations. Telephone requests may be directed to (818) 814-7986.

                            H. F. AHMANSON & COMPANY

     Ahmanson is one of the largest residential real estate-oriented financial services companies in the United States, owning subsidiaries principally engaged in the savings bank business and related financial service activities. Ahmanson was originally organized in 1928 in California and changed its state of incorporation from California to Delaware in 1985. Ahmanson's executive offices are located at 4900 Rivergrade Road, Irwindale, California 91706, and its telephone number is (818) 960-6311.

     Approximately 99% of Ahmanson's consolidated revenues in 1993 were derived from the operations of Home Savings of America, FSB, a federally chartered savings bank ("Home Savings"), which is wholly owned by Ahmanson and conducts the majority of its business in California. Home Savings represented over 99% of Ahmanson's consolidated assets at December 31, 1993. Home Savings is currently the largest savings institution in the United States. Home Savings is regulated by the Director (the "OTS Director") of the Office of Thrift Supervision (the "OTS") and the Federal Deposit Insurance Corporation (the "FDIC") which, through the Savings Association Insurance Fund (the "SAIF") and the Bank Insurance Fund ("BIF"), insures the deposit accounts of savings institutions, such as Home Savings. Home Savings is a member of the Federal Home Loan Bank (the "FHLB") of San Francisco, which is one of the twelve regional banks for federally insured depository institutions comprising the Federal Home Loan Bank System. Home Savings is further subject to certain regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") governing reserves required to be maintained against deposits and other matters.

     Ahmanson's principal business is attracting funds from the general public and institutions and originating and investing in residential real estate mortgage loans, mortgage-backed securities ("MBSs"), such as those issued or guaranteed by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association, and investment securities. Ahmanson's primary sources of revenue are interest earned on mortgage loans and MBSs, income from investment securities, gains on sales of loans and MBSs, fees earned in connection with loans and deposits, and income earned on its portfolio of loans serviced for investors. Its principal expense is interest incurred on interest-bearing liabilities, including deposits and borrowings.

     Ahmanson's principal sources of funds are cash dividends paid to it by Home Savings and its other subsidiaries, investment income and borrowings. There are significant restrictions on the ability of Home Savings to pay dividends to Ahmanson. Savings institution subsidiaries of savings and loan holding companies, such as Home Savings, must notify the OTS Director of their intent to declare dividends 30 days before declaration. The OTS Director has the authority to preclude those institutions from declaring a dividend.

     OTS regulations impose limitations upon certain "capital distributions" by savings institutions, including cash dividends, payments to repurchase or otherwise acquire an institution's shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. The regulations establish a three-tiered system of regulation, with the greatest flexibility being afforded to institutions that meet or exceed the OTS's fully phased-in capital requirements. An association meets the fully phased-in capital requirements if it meets the statutory and regulatory standards to be applicable on July 1, 1996, after taking into account any applicable individual minimum capital requirement.

     An institution that has capital immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution that is at least equal to its fully phased-in capital requirements is considered a Tier 1 institution ("Tier 1 Institution"). An institution that has capital immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution that is at least equal to its minimum regulatory capital requirement but less than its fully phased-in capital requirement is considered a Tier 2 institution ("Tier 2 Institution"). An institution that does not meet its minimum regulatory capital requirement immediately prior to, or on a pro forma basis after giving effect to, a proposed capital distribution is considered a Tier 3 institution ("Tier 3 Institution"). At September 30, 1994, Home Savings qualified as a Tier 1 Institution. The OTS retains discretion to treat a Tier 1 institution as a Tier 2 or Tier 3 Institution if the OTS determines that the institution is in need of more than normal supervision and has provided the institution with notice to that effect.

     A Tier 1 Institution may, without the approval of but with prior notice to the OTS, make capital distributions during a calendar year up to the greater of
(1) 100% of its net income to date during the calendar year plus the amount that would reduce the institution's "surplus capital ratio" (the excess over its fully phased-in risk-based capital requirement) to one-half of its surplus capital ratio at the beginning of the calendar year or (2) 75% of the institution's net income over the most recent four-quarter period (the greater of (1) and (2) is referred to as the "safe harbor amount"). Any additional capital distributions would require prior regulatory approval. Tier 2 and Tier 3 Institutions are subject to more restrictive limitations on capital distributions. The OTS retains the authority to prohibit any capital distribution otherwise authorized under the regulations if the OTS determines that the capital distribution would constitute an unsafe or unsound practice.

     The OTS has proposed to amend its regulation on capital distributions to eliminate the three-tiered system. Under the OTS's proposal, savings institutions that are owned by a holding company, such as Home Savings, would still have to provide at least 30 days' advance notice of the declaration of a dividend. However, Home Savings would not be required to obtain advance approval from the OTS in order to make a distribution in excess of the safe harbor amount, unless such distribution would cause Home Savings to fail to meet the OTS's "Prompt Corrective Action" capital standards. The OTS would retain the authority to prohibit any capital distribution upon a determination that the making of such distribution would constitute an unsafe or unsound practice, and would use the safe harbor amount as a "rule of thumb" in making such a determination. Ahmanson does not anticipate that adoption of the proposed regulation would have a material impact on its results of operations.

     Ahmanson and Home Savings have also agreed with federal regulators that Home Savings will not pay dividends in any one year that exceed the sum of (i) 50% of the lesser of Home Savings' net income or net operating income in such year and (ii) the amounts that could have been, but were not, paid as dividends in prior years pursuant to such agreement, previous similar agreements and applicable regulations and statutes. In connection with its supervisory acquisitions, Ahmanson has also agreed with federal regulators to cause Home Savings' regulatory capital to be maintained at the greater of (i) 3% of Home Savings' total liabilities, with certain adjustments, and (ii) the level required by regulation, and to cause sufficient equity capital to be contributed to Home Savings if necessary to effect compliance with such agreement. In no event may dividends from Home Savings to Ahmanson reduce Home Savings' regulatory capital below such level.

     Additionally, as of December 31, 1993, Home Savings' accumulated tax reserves for losses on qualifying real property loans exceeded the reserve that could have been accumulated under the experience method, and such excess could be subject to recapture taxes of up to 51% on any dividend that exceeds Home Savings' current or accumulated earnings and profits as calculated for federal income tax purposes.

     The OTS has adopted regulations (the "Capital Regulations") that establish three capital requirements--a "core capital requirement," a "tangible capital requirement" and a "risk-based capital requirement." The capital standards contained in the Capital Regulations generally must be no less stringent than the capital standards applicable to national banks. The Capital Regulations require savings institutions to maintain "core" capital of at least 3% of adjusted total assets, "tangible" capital of at least 1.5% of adjusted total assets, and "risk-based" capital of at least 8% of risk-weighted assets. The OTS has also adopted separate "Prompt Corrective Action" regulations that call for the OTS to enforce certain restrictions on savings institutions that are classified as undercapitalized (i.e., that maintain core capital of less than 4% of adjusted total assets, risk-based capital of less than 8% of risk-weighted assets, or core capital of less than 4% of risk-weighted assets). The OTS may establish, on a case-by-case basis, individual minimum capital requirements for a savings institution that vary from the requirements that would otherwise apply under the Capital Regulations. The OTS has not established such individual minimum capital requirements for Home Savings. At December 31, 1994, Home Savings was in compliance with the Capital Regulations and was not classified as undercapitalized for purposes of the Prompt Corrective Action regulations.

     Home Savings' deposits are insured by the FDIC through the SAIF and the BIF to the fullest extent permitted by law. The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") directed the FDIC to establish by January 1, 1994 a risk-based system for setting deposit insurance assessments for FDIC insured institutions such as Home Savings under which an institution's insurance assessments vary depending on the level of capital the institution holds and the degree to which it is the subject of supervisory concern to the FDIC. Under the FDIC's system, the assessment rate for both BIF deposits and SAIF deposits varies from 0.23% of covered deposits for well-capitalized institutions that are deemed to have no more than a few minor weaknesses, to 0.31% of covered deposits for undercapitalized institutions that pose substantial supervisory concern. The FDIC in the future may determine to change the assessment rates, or the parity of BIF and SAIF rates, based on the condition of the BIF and the SAIF.

     Under current law, the SAIF has three major obligations: beginning in 1995, to fund losses associated with the failure of institutions with SAIF-insured deposits; to increase its reserves to 1.25% of insured deposits over a reasonable period of time; and to make interest payments on debt incurred to provide funds to the former Federal Savings and Loan Insurance Corporation ("FICO debt"). The reserves of the SAIF are currently lower than the reserves of the BIF, and the BIF does not have an obligation to pay interest on FICO debt. Recent legislation authorizes the United States Treasury to provide up to $8 billion to the SAIF, but use of such funds would require additional Congressional action, and the funds could be used only to cover SAIF losses and only under limited circumstances. Therefore, in the future, premiums assessed on deposits insured by the SAIF may be higher than premiums on deposits insured by the BIF. Such a premium structure could provide institutions whose deposits are exclusively or primarily BIF-insured (such as almost all commercial banks) certain competitive advantages over institutions whose deposits are primarily SAIF-insured (such as Home Savings) in the pricing of loans and deposits and in lower operating costs. Such a competitive disadvantage could have an adverse effect on Ahmanson's results of operations.

     The OTS is required to prescribe by regulation or guideline minimum acceptable operational and managerial standards for savings institutions, and standards for asset quality, earnings and stock valuation. The operational standards must cover internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth and employee compensation. Any institution that fails to meet these standards may be required to submit a plan for corrective action within 30 days. If a savings institution fails to submit or implement an acceptable plan, the OTS must order it to correct the safety and soundness deficiency and may require the institution to take any action that the OTS determines will best carry out the purpose of prompt corrective action.

     The OTS, the FDIC, the Federal Reserve Board and the Office of the Comptroller of the Currency have jointly published a proposed regulation prescribing the required safety and soundness standards for regulated financial institutions. Among other things, the proposed regulation would set out asset quality standards which specify that the ratio of a depository institution's classified assets to the sum of (a) its total capital and (b) any allowances for loan losses not included in total capital should not exceed 100%. Minimum earnings standards would require that institutions be able to demonstrate pro forma compliance with capital requirements if net earnings or losses over the preceding four quarters continue over the next four quarters. If these standards had been in effect at September 30, 1994, Home Savings would have been in compliance.

     Under recently enacted legislation, effective June 1, 1997, commercial banks will be able to open branch offices outside of their home state, although the extent of their ability to branch into a new state will depend on the law of that state. Federal savings associations such as Home Savings are already able to branch nationwide, and Home Savings currently operates branch offices in six states. The effectiveness of the recent legislation will reduce Home Savings' competitive advantage over commercial banks in this regard, and could increase competition in the markets in which Home Savings operates.

                                USE OF PROCEEDS

     Unless otherwise disclosed in the accompanying Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used to make a capital contribution to Home Savings, to finance future acquisitions and/or for other general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for the Company is computed by dividing earnings by fixed charges. Earnings consist primarily of income before income taxes and fixed charges. Fixed charges represent interest expense and the proportion of rental expense deemed representative of the interest factor.

                                             NINE MONTHS
                                                ENDED
                                              SEPTEMBER
                                                 30,                  YEAR ENDED DECEMBER 31,
                                             ------------      --------------------------------------
                                             1994    1993      1993      1992    1991    1990    1989
                                             ----    ----      ----      ----    ----    ----    ----
Ratio of Earnings to Fixed Charges:
  Including interest on deposits...........  1.26     -- (1)    -- (2)   1.14    1.14    1.07    1.09
  Excluding interest on customer
     accounts..............................  1.87     -- (1)    -- (2)   1.81    1.64    1.29    1.35

- ---------------

(1) For the nine months ended September 30, 1993 fixed charges exceeded earnings by $297.9 million.

(2) For the year ended December 31, 1993, fixed charges exceeded earnings by $258.0 million.

                         DESCRIPTION OF DEBT SECURITIES

     The Senior Debt Securities will be issued under an Indenture (the "Senior Indenture"), between Ahmanson and a trustee, that will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part. The Subordinated Debt Securities will be issued under an Indenture (the "Subordinated Indenture" and collectively with the Senior Indenture, the "Indenture"), between Ahmanson and a trustee (collectively with the trustee under the Senior Indenture, the "Trustee"), that will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definitions therein of certain terms capitalized in this Prospectus. Wherever particular sections, articles or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such sections, articles or defined terms are incorporated herein or therein by reference. Unless specific reference is set forth below to the Senior Indenture or the Subordinated Indenture, the provisions described below are substantially identical in each such indenture.

     The Debt Securities may be issued from time to time in one or more series. The particular terms of each series of Debt Securities offered by any Prospectus Supplement or Prospectus Supplements will be described in such Prospectus Supplement or Prospectus Supplements relating to such series.

GENERAL

     The Indenture does not limit the aggregate amount of Debt Securities that may be issued thereunder, and Debt Securities may be issued from time to time in separate series up to the aggregate amount from time to time authorized by Ahmanson for each series. The Senior Debt Securities will be unsecured and will rank on a parity with other unsecured Senior Indebtedness of Ahmanson. The Subordinated Debt Securities will be unsecured and will rank on a parity with other subordinated debt of Ahmanson and, together with such other subordinated debt, will be subordinate and junior in right of payment to the prior payment in full of the Senior Indebtedness of Ahmanson, as described below under "Subordination."

     The applicable Prospectus Supplement or Prospectus Supplements will describe, to the extent applicable, each of the following terms of the series of Debt Securities ("Offered Debt Securities") in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities; (2) any limit on the aggregate principal amount of such Debt Securities; (3) whether any of such Debt Securities are to be issuable in registered, bearer or global form and, if such Securities are to be registered in temporary or permanent global form, the identity of the depositary for such Global Security, and the terms and conditions, if any, upon which (i) any interest thereon payable on an Interest Payment Date prior to the issuance of a permanent Global Security or definitive bearer Debt Securities will be credited to the accounts of the persons entitled thereto on such Interest Payment Date and (ii) interests in such Offered Debt Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby; (4) the person to whom any interest on any Offered Debt Security of the series will be payable if other than the person in whose name such Debt Security is registered on the Regular Record Date; (5) the date or dates on which the Offered Debt Securities will mature; (6) the price (expressed as a percentage of the aggregate principal amount thereof) at which such Debt Securities will be issued, and the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any; (7) the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest on the Offered Debt Securities will be payable and the Regular Record Date for any interest payable on any Interest Payment Date; (8) each office or agency where the principal of, premium (if any) and interest on the Offered Debt Securities will be payable; (9) the period or periods within which, the events upon the occurrence of which, and the price or prices at which, the Offered Debt Securities may, pursuant to any optional or mandatory provisions, be redeemed or purchased, in whole or in part, by Ahmanson and any terms and conditions relevant thereto; (10) the denominations in which any registered Offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof, and the denomination or denominations in which any Offered Debt Securities that are bearer Debt Securities will be issuable, if other than the denomination of $5,000; (11) the currency or currencies, including composite currencies, of payment of principal of, and any premium and interest on, the Offered Debt Securities if other than United States dollars; (12) any index or formula used to determine the amount of payments of principal of and any premium and interest on the Offered Debt Securities; (13) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities of the series that will be payable upon declaration of the acceleration of the maturity thereof; (14) the applicability of the provisions described under "Restrictive Covenants"; (15) any Events of Default with respect to the Debt Securities of such series, if not otherwise set forth under "Events of Default"; (16) the applicability of the provisions described under "Defeasance"; (17) whether the Offered Debt Securities are subordinate to any other unsecured indebtedness of Ahmanson; (18) whether the Offered Debt Securities are being issued in exchange for outstanding debt securities with one or more persons for resale; and (19) any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indenture.

     Debt Securities may be issued at a discount from their principal amount. Certain federal income tax considerations and other special considerations applicable to any such Original Issue Discount Securities may be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement.

FORM, EXCHANGE, REGISTRATION, TRANSFER AND PAYMENT

     Debt Securities of a series may be issuable in definitive form solely as registered Debt Securities, solely as bearer Debt Securities, or as both registered and bearer Debt Securities. Unless otherwise indicated in the Prospectus Supplement, bearer Debt Securities other than bearer Debt Securities issued as temporary or permanent Global Securities will have interest coupons attached. The Indenture also provides that bearer or registered Debt Securities of a series may be issuable as permanent Global Securities. (Section 201)

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium (if any) and interest on Debt Securities issued in registered form will be payable, and the exchange of and the transfer of such Debt Securities will be registrable, at the office or agency of Ahmanson maintained for such purpose and at any other office or agency maintained for such purpose. (Sections 301, 305 and 1002) Unless otherwise indicated in the Prospectus Supplement relating thereto, payment of any installment of interest on Registered Debt Securities will be made to the person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest. No bearer Debt Security or coupon appertaining thereto will be mailed or delivered to any location in the United States, except as otherwise described in the applicable Prospectus Supplement. (Section 303) Unless otherwise indicated in the applicable Prospectus Supplement, registered Debt Securities will be issued in denominations of $1,000 or integral multiples thereof. (Section 302) No service charge will be made for any registration of transfer or exchange of the Debt Securities, but Ahmanson may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith. (Section 305)

     Registered Debt Securities of any series will be exchangeable for other registered Debt Securities of the same series of authorized denominations and of a like aggregate principal amount, tenor and terms. In addition, if Debt Securities of any series are issuable as both registered and bearer Debt Securities, at the option of the Holder upon request confirmed in writing, and subject to the terms of the applicable Indenture, bearer Debt Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable into registered Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount, tenor and terms. Bearer Debt Securities surrendered in exchange for registered Debt Securities between the close of business on a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable in respect of the registered Debt Security issued in exchange for such bearer Debt Security, but will be payable only to the Holder of such coupon when due in accordance with the terms of the applicable Indenture. Bearer Debt Securities will not be issued in exchange for registered Debt Securities. (Section 305) Each bearer Debt Security, other than a temporary Global Security issued in bearer form, and each interest coupon will bear the following legend or any other legend required by the Internal Revenue Code as then in effect: "Any United States Person who holds this obligation will be subject to limitations under the United States Federal income tax laws including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

     If the applicable Prospectus Supplement refers to any transfer agent initially designated by Ahmanson with respect to any series of Debt Securities, Ahmanson may at any time rescind the designation of any such transfer agent or approve a change in the location through which any transfer agent acts, except that, if Debt Securities of a series are issuable solely in registered form, Ahmanson will be required to maintain a transfer agent in each Place of Payment for such series and, if Debt Securities of a series are issuable in bearer form, Ahmanson will be required to maintain a transfer agent in a Place of Payment for such series located outside the United States. Ahmanson may at any time designate additional transfer agents with respect to any series of Debt Securities. (Section 1002)

     Ahmanson will not be required (1) to issue, register the transfer of or exchange Debt Securities of any particular series to be redeemed or exchanged for a period of fifteen days preceding the first publication of the relevant notice of redemption or, if registered Debt Securities are outstanding and there is no publication, the mailing of the relevant notice of redemption or exchange,
(2) to register the transfer of or exchange any registered Debt Securities so selected for redemption in whole or in part, except the unredeemed or unexchanged portion of any registered Debt Security being redeemed in part or
(3) to exchange any bearer Debt Security so selected for redemption except that such bearer Debt Security may be exchanged for a registered Debt Security of like tenor and terms of that series; provided, however, that such registered Debt Security shall be surrendered for redemption or exchange. (Section 305)

     All moneys paid by Ahmanson to a Paying Agent for the payment of principal or any premium or interest on any Debt Security that remain unclaimed for two years after such principal, premium or interest has become due and payable may be repaid to Ahmanson, and thereafter the Holder of such Debt Security or any coupon appertaining thereto may look only to Ahmanson for payment thereof. (Section 1003)

BOOK-ENTRY DEBT SECURITIES

     The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Depositary or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depositary for such Global Security to a nominee of such Depositary and except in such circumstances as may be described in the applicable Prospectus Supplement. (Sections 202 and 305)

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. Ahmanson expects that the following provisions will apply to depositary arrangements.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities that are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of such Global Security, and the deposit of such Global Security with or on behalf of the Depositary for such Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by Ahmanson, if such Debt Securities are offered and sold directly by Ahmanson. Ownership of beneficial interests in such Global Security will be limited to participants or Persons that may hold Interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in such Global Security by Persons that hold through a participant will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the Holders thereof for any purposes under the Indenture, except that the rights of the beneficial owners of such interests to receive payment of the principal of and interest on such Securities, on or after the respective due dates expressed in such Securities, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the beneficial owners of such interests. (Sections 202 and 305) Accordingly, each Person owning a beneficial interest in such Global Security must rely on the procedures of the Depositary and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a Holder under the Indenture. Ahmanson understands that under existing industry practices, if Ahmanson requests any action of Holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a Holder is entitled to give or take under the Indenture, the Depositary would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal of and any premium and interest on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

TEMPORARY GLOBAL SECURITIES

     If so specified in the applicable Prospectus Supplement, all or any portion of the Debt Securities of a series that are issuable as bearer Debt Securities will initially be represented by one or more temporary Global Securities, without interest coupons, to be deposited with a common depositary, appointed by Ahmanson, for credit to designated accounts. On and after the date determined as provided in any such temporary Global

Security and described in the applicable Prospectus Supplement, but within a reasonable time, each such temporary Global Security will be exchangeable for definitive bearer Debt Securities, definitive registered Debt Securities or all or a portion of a permanent bearer Global Security, or any combination thereof, as specified in such Prospectus Supplement. No definitive bearer Debt Security or permanent bearer Global Security delivered in exchange for a portion of a temporary Global Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. Additional information regarding restrictions on and special United States federal income tax consequences relating to temporary Global Securities will be set forth in the Prospectus Supplement relating thereto.

PAYING AGENTS FOR BEARER DEBT SECURITIES

     Unless otherwise indicated in the applicable Prospectus Supplement, payments of principal of and premium, if any, and interest, if any, on bearer Debt Securities will be payable, subject to any applicable laws and regulations, at such Paying Agencies outside the United States (or its possessions) as Ahmanson may appoint from time to time. Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on bearer Debt Securities on any Interest Payment Date will be made only against surrender of the coupon relating to such Interest Payment Date to a Paying Agent outside the United States. (Sections 1001 and 1002) No payment with respect to any bearer Debt Security will be made at any office or Paying Agency maintained by Ahmanson in the United States nor will any such payment be made by transfer to an account, or by mail to an address, in the United States. Notwithstanding the foregoing, payments of principal of and premium, if any, and interest, if any, on bearer Debt Securities will be made at an office or agency of, and designated by, Ahmanson located in the United States, if payment of the full amount thereof at all Paying Agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions, and the Trustee receives an opinion of counsel that such payment within the United States is legal. (Section 1002)

     The Paying Agents outside the United States initially appointed by Ahmanson for a series of Debt Securities will be named in the applicable Prospectus Supplement. Ahmanson may terminate the appointment of any of such Paying Agents from time to time, except that Ahmanson will maintain at least one Paying Agent in the City of New York for payments with respect to bearer Debt Securities under the limited circumstances described above, and at least one Paying Agent outside the United States so long as any bearer Debt Securities are outstanding, where such bearer Debt Securities may be presented for payment and may be surrendered for exchange, provided that so long as any series of Debt Securities is listed on The International (London) Stock Exchange or any other stock exchange located outside the United States, and such stock exchange shall so require, Ahmanson will maintain a Paying Agent in London or any other required city located outside the United States, as the case may be, for such series of Debt Securities. (Section 1002)

RESTRICTIVE COVENANTS

     The Indenture provides that, unless otherwise specified therein with respect to a series of Offered Debt Securities, Ahmanson (a) will not (i) sell, transfer or otherwise dispose of any shares of the Voting Stock of Home Savings or (ii) permit Home Savings to issue, sell or otherwise dispose of shares of its Voting Stock unless in either case Home Savings remains a Controlled Subsidiary and (b) will not permit Home Savings to (i) merge or consolidate unless the surviving entity is Ahmanson or a Controlled Subsidiary or (ii) convey or transfer its properties and assets substantially as an entirety to any person, except to Ahmanson or a Controlled Subsidiary. (Section 1008) However, Ahmanson may avoid this restriction if prior to any such transaction Home Savings unconditionally guarantees payment when due of the principal of, premium, if any, and interest on the Debt Securities, Home Savings obtains all regulatory approvals, if any, required to permit such guarantee, and Ahmanson obtains an opinion of counsel pertaining to such guarantee. For purposes of these covenants, Home Savings includes any successor but not a Subsidiary of Home Savings, "Controlled Subsidiary" means any Person at least 80% of the outstanding shares of Voting Stock (except for directors' qualifying shares) of which is at the time owned directly or indirectly by Ahmanson and "Voting Stock" of any Person means stock of any class or classes, however designated, having ordinary voting power for the election of a majority of the board of directors of such Person, other than stock having such power only by reason of the occurrence of a contingency. (Sections 101 and 1008)

     The Indenture also provides that, unless otherwise specified with respect to a series of Offered Debt Securities, Ahmanson will not create, assume, incur or suffer to exist, as security for indebtedness for borrowed money any mortgage, pledge, encumbrance, lien or charge of any kind upon the Voting Stock of Home Savings (other than directors' qualifying shares) without effectively providing that such series of Offered Debt Securities is secured equally and ratably with (or prior to) such indebtedness; provided, however, that Ahmanson may create, assume, incur or suffer to exist any such mortgage, pledge, encumbrance, lien or charge without regard to the foregoing provisions so long as after giving effect thereto Ahmanson will own directly or indirectly at least 80% of the Voting Stock of Home Savings then issued and outstanding, free and clear of any such mortgage, pledge, encumbrance, lien or charge. Ahmanson may also avoid this restriction if prior to creating, assuming, incurring or suffering to exist any such mortgage, pledge, encumbrance, lien or charge, Home Savings unconditionally guarantees payment when due of the principal of, premium, if any, and interest on the Debt Securities, Home Savings obtains all regulatory approvals, if any, required to permit such guarantee, and Ahmanson obtains an opinion of counsel pertaining to such guarantee.

     The Indenture does not restrict Ahmanson from incurring, assuming or becoming liable for any type of debt or from creating, assuming, incurring or permitting to exist any mortgage, pledge, encumbrance, lien or charge on its property (except the Voting Stock of Home Savings). The Indenture does not require Ahmanson to maintain any financial ratios or specified levels of net worth or liquidity.

     Unless otherwise indicated in the applicable Prospectus Supplement with respect to a series of Offered Debt Securities, the covenants contained in the Indenture would not necessarily provide Holders of Debt Securities any protection in the event of a highly leveraged or other transaction involving Ahmanson that may adversely affect Holders.

     Any additional restrictive covenants with respect to any series of Offered Debt Securities, and any variations from the foregoing restrictive covenants applicable to any series of Offered Debt Securities, will be described in the applicable Prospectus Supplement.

EVENTS OF DEFAULT

     Unless otherwise specified in the Indenture relating to a series of Offered Debt Securities, the following are Events of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to make any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of Ahmanson in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) a default under any evidence of indebtedness for money borrowed by Ahmanson or Home Savings (including a default with respect to Debt Securities of any other series) having an aggregate principal amount outstanding of at least $25,000,000 or under any instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Ahmanson or Home Savings (including the Indenture) having an aggregate principal amount outstanding of at least $25,000,000, whether such indebtedness exists as of the date of the Indenture or is thereafter created, which default will constitute a failure to pay any portion of the principal of such indebtedness when due and payable or will result in the acceleration of such indebtedness, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within 35 days after written notice to Ahmanson by the Trustee or by the Holders of at least 25% in principal amount of the Outstanding Debt Securities of such series as provided in the Indenture (unless Ahmanson or Home Savings is contesting the validity of such event in good faith by appropriate proceedings); (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section 501) If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section
502) For information as to waiver of defaults, see "Modification and Waiver."

     Any additional Events of Default with respect to any series of Offered Debt Securities, and any variations from the foregoing Events of Default applicable to any series of Offered Debt Securities will be described in the applicable Prospectus Supplement.

     The Indenture provides that, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. (Sections 601 and 603) Subject to certain provisions, including those requiring security or indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series. (Section 512)

     During all times that Debt Securities are outstanding under the Indenture, Ahmanson will be required to furnish to the Trustee annually a statement as to the performance by Ahmanson of its obligations under the Indenture and as to any default in such performance. (Section 1004)

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by Ahmanson and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:
(a) change the Stated Maturity of the principal of, or any installment of principal of, or interest on, any Debt Security; (b) reduce the principal amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the maturity thereof; (d) change the currency of payment of principal of, or premium, if any, or interest on any Debt Security; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security on or after the Stated Maturity or Redemption Date thereof; (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series if the consent of the Holders of such series is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or (g) in the case of Subordinated Debt Securities, modify the provisions of the Indenture with respect to subordination of such Subordinated Debt Securities in a manner adverse to the Holders. (Section 902) The Holders of at least a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by Ahmanson with certain covenants of the Indenture. (Section 1009) The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of, or premium, if any, or interest on, any Debt Security of that series or in respect of a provision that under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of the series affected. (Section 513)

     Each Indenture contains provisions for convening meetings of the Holders of Debt Securities of a series issued thereunder if Debt Securities of that series are issuable in whole or in part as bearer Debt Securities. (Section 1401 of the Senior Indenture, Section 1501 of the Subordinated Indenture) A meeting may be called at any time by the Trustee for such Debt Securities, or upon the request of Ahmanson or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given in accordance with the Indenture with respect thereto. (Section 1402 of the Senior Indenture, Section 1502 of the Subordinated Indenture) Except as limited by the proviso in the first sentence of the preceding paragraph, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as limited by the proviso in the first sentence of the preceding paragraph, any resolution with respect to any demand, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage that is less than a majority in principal amount of the Outstanding Debt Securities of a series issued under an Indenture may be adopted at a meeting or adjourned meeting at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. (Section 1404 of the Senior Indenture, Section 1504 of the Subordinated Indenture)

     Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all Holders of Debt Securities of that series and the related coupons issued under that indenture. The quorum at any meeting of Holders of a series of Debt Securities called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of such series. (Section 1404 of the Senior indenture, Section 1504 of the Subordinated Indenture)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Ahmanson, without the consent of any Holders of Outstanding Debt Securities, may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate with or merge into, or transfer or lease its assets substantially as an entirety to, Ahmanson, provided that (a) the Person (if other than Ahmanson) formed by such consolidation or into which Ahmanson is merged or which acquires or leases the assets of Ahmanson substantially as an entirety is a Person organized and existing under the laws of any United States jurisdiction and assumes Ahmanson's obligations on the Debt Securities and under the Indenture,
(b) after giving effect to such transaction no Event of Default, and no event that, after notice or lapse of time or both, would become an Event of Default, happened and is continuing, and (c) certain other conditions are met. (Section
801)

DEFEASANCE

     Unless otherwise indicated in the applicable Prospectus Supplement with respect to the Debt Securities of a series, Ahmanson, at its option, (i) will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace destroyed, stolen, lost or mutilated Debt Securities of such series, and to maintain Paying Agents and hold moneys for payment in trust) or (ii) need not comply with the provisions under
Section 1005 through 1008, inclusive, in the Indenture, and the occurrence of an event described in clause (d) under "Events of Default" above with respect to any such covenant and clauses (e) and (g) of the "Events of Default" above shall no longer be an Event of Default if, in either case, Ahmanson deposits with the Trustee, in trust, money or U.S. Government Obligations that through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of (and premium, if any) and any interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by Ahmanson) in accordance with the terms of such Debt Securities. (Sections 1302 and 1303) Such a trust may only be established if, among other things: (a) no Event of Default or event that with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture has occurred and is continuing on the date of such deposit, (b) no Event of Default described under clause (f) under "Events of Default" above or event that with the giving of notice or lapse of time, or both, would become an Event of Default described under such clause (f) shall have occurred and be continuing at any time during the period ending on the 91st day following such date of deposit, and (c) Ahmanson shall have delivered an Opinion of Counsel to the effect that the Holders of the Debt Securities will not recognize gain or loss for Federal income tax purposes as a result of such deposit or defeasance and will be subject to Federal income tax in the same manner as if such defeasance had not occurred. In the event Ahmanson omits to comply with its remaining obligations under the Indenture after a defeasance of the Indenture with respect to the Debt Securities of any series as described under clause (ii) above, and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, Ahmanson will remain liable in respect of such payments. (Section 1304)

SUBORDINATION

     The payment of the principal of and interest on the Subordinated Debt Securities will, to the extent set forth in the Indenture relating thereto, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency, receivership or similar proceedings of Ahmanson, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of or interest thereon. In the event of the acceleration of the maturity of any Subordinated Debt Securities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due thereon before the Holders of the Subordinated Debt Securities will be entitled to receive any payment upon the principal of or interest thereon. No payments on account of principal or interest in respect of the Subordinated Debt Securities may be made if there shall have occurred and be continuing beyond any applicable grace period a default in any payment with respect to Senior Indebtedness, or if there shall have occurred an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. (Article Fourteen of the Subordinated Indenture)

     By reason of such subordination, in the event of insolvency, Holders of the Subordinated Debt Securities may recover less, ratably, than other creditors of Ahmanson, including holders of Senior Indebtedness.

     "Senior Indebtedness" is defined in the Indenture to mean the principal of (and premium, if any) and interest on (a) all indebtedness of Ahmanson (including indebtedness of others guaranteed by Ahmanson) other than the Subordinated Debt Securities and other than Ahmanson's 9.875% Subordinated Notes Due 1999 and 7.875% Subordinated Notes Due September 1, 2004, which is (i) for money borrowed or (ii) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind, (b) obligations of Ahmanson as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and lease-back transaction to which Ahmanson is a party and (c) amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, unless in any case in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the Subordinated Debt Securities or such indebtedness or obligation is subordinated to senior indebtedness of Ahmanson to substantially the same extent as the Subordinated Debt Securities are subordinated to the Senior Indebtedness, in each case whether such indebtedness or obligation is outstanding on the date of the Indenture or thereafter created, incurred or assumed. (Section 101 of the Subordinated Indenture) The Indenture relating to the Subordinated Debt Securities does not prohibit or limit the incurrence of additional Senior Indebtedness.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the state specified in the Indenture and the applicable Prospectus Supplement. (Section 112)

REGARDING THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of Ahmanson, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. (Section 613) The Trustee will be permitted to engage in certain other transactions; provided, however, that if it acquires any conflicting interest and there is a default under the Debt Securities, it must eliminate such conflict or resign. (Section 608)

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a summary of certain of the United States federal income tax considerations that may be relevant to the purchase, ownership and disposition of the Debt Securities by investors who hold the Debt Securities as a capital asset and does not purport to be a complete analysis of all the potential tax consequences thereof. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations and Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes could be retroactively applied in a manner that adversely affects holders of such Debt Securities. Potential investors should be aware that the discussion does not address all of the tax considerations that may be relevant to particular investors in light of their individual circumstances or to holders subject to special treatment under United States federal income tax laws, such as dealers in securities, insurance companies, foreign persons, tax-exempt organizations and financial institutions.

     EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES, AS WELL AS ALL APPLICABLE STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ANY SERIES OF THE DEBT SECURITIES OFFERED HEREBY.

DEBT SECURITIES IN GENERAL

     Stated Interest. Except in the case of any Debt Securities issued with original issue discount, interest paid to a holder of any series of Debt Securities will generally be taken into income in accordance with the holder's method of accounting for federal income tax purposes. Accordingly, holders of Debt Securities using the accrual method of accounting will generally be required to include interest in ordinary income as such interest accrues, while a holder using the cash method will be required to include interest in income when cash payments are received (or made available for receipt) by such holder.

     Original Issue Discount. If any series of Debt Securities having a maturity date of more than one year from the date of issue is issued with a stated redemption price at maturity that exceeds the issue price by more than a statutory de minimus amount, or does not provide for interest payable at least annually based upon a fixed rate or certain variable rates (as described in Treasury Regulations), such series of Debt Securities may be subject to the original issue discount provisions of the Code. Holders of any series of Debt Securities subject to the original issue discount provisions will be required to include such original issue discount in taxable income based on an accrual to maturity method, regardless of the holders' general method of accounting for federal income tax purposes. Application of the original issue discount provisions may result in the recognition of taxable income by holders of Debt Securities in excess of the actual interest paid for a taxable year with respect to any series of Debt Securities subject to the original issue discount rules.

     Sales of Debt Securities. Subject to the market discount rules discussed below, gain or loss realized upon a sale or exchange of Debt Securities generally will be treated as long-term capital gain or loss, provided that the Debt Securities were held as a capital asset for more than one year, except to the extent a holder realizes ordinary income attributable to accrued interest.

     Market Discount. Purchasers of any Debt Securities should be aware that the resale of Debt Securities may be affected by the market discount provisions of the Code. These provisions generally provide that if a subsequent holder of a debt security purchases the security at a discount in excess of a statutorily defined de minimus amount, and thereafter recognizes gain upon a disposition (including upon redemption or at maturity) of the security, the lesser of such gain or the portion of the market discount that accrued while the security was held by such holder will be treated as ordinary income at the time of disposition. The holder of such a market discount security may also be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry such a market discount security until the holder disposes of it in a taxable transaction. If a holder of a debt security purchased at market discount elects to include market discount in income currently, however, neither of the foregoing rules would apply.

BEARER SECURITIES

     Under Sections 165(j) and 1287(a) of the Code, United States holders of bearer Debt Securities generally will not be entitled to deduct any loss on such Debt Securities (including for this purpose any Debt Securities in global form exchangeable for bearer Debt Securities) or coupons and must treat as ordinary income any gain realized on the sale or other disposition (including the receipt of principal) of bearer Debt Securities or coupons thereon (other than bearer Debt Securities having a maturity of one year or less from their date of issuance).

     Certain information regarding restrictions on the offer, issuance, exchange and transfer of, and special United States federal income tax considerations relating to, bearer Debt Securities will be set forth in the applicable Prospectus Supplement.

FURTHER INFORMATION ON FEDERAL INCOME TAX CONSEQUENCES

     Further information concerning the particular federal income tax treatment of holders of certain series of Debt Securities, including Debt Securities denominated or payable in foreign currencies or foreign currency units and Debt Securities issued at a discount or otherwise subject to the original issue discount provisions of the Code, will be discussed in the Prospectus Supplement related to such series.

                              PLAN OF DISTRIBUTION

     Ahmanson may sell the Debt Securities to one or more underwriters for public offering and sale by them or may sell the Debt Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Debt Securities will be named in the related Prospectus Supplement. Ahmanson has reserved the right to sell the Debt Securities directly to investors on its own behalf in those jurisdictions where it is authorized to do so.

     Underwriters may offer and sell the Debt Securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Ahmanson also may offer and sell the Debt Securities in exchange for one or more of its outstanding series of equity or debt securities. Ahmanson also may, from time to time, authorize dealers, acting as Ahmanson's agents, to offer and sell the Debt Securities upon such terms and conditions as are set forth in the related Prospectus Supplement. In connection with the sale of the Debt Securities, underwriters may receive compensation from Ahmanson in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Debt Securities for whom they may act as agent. Underwriters may sell the Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     Any underwriting compensation paid by Ahmanson to underwriters or agents in connection with the offering of the Debt Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the related Prospectus Supplement. Dealers and agents participating in the distribution of the Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with Ahmanson, to indemnification against and contribution toward certain civil liabilities.

     If so indicated in the related Prospectus Supplement, Ahmanson will authorize dealers acting as Ahmanson's agents to solicit offers by certain institutions to purchase the Debt Securities from Ahmanson at the public offering price set forth in the related Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in a Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate amount of the Debt Securities, based on the liquidation value thereof, sold pursuant to Contracts will be not less nor more than the respective amounts stated in a Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of Ahmanson. Contracts will be subject to the condition that the purchase by an institution of the Debt Securities covered by Contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

     Any Debt Securities issued hereunder will be new issues of securities with no established trading market. Any underwriters or agents to or through whom Debt Securities are sold by Ahmanson for public offering and sale may make a market in such Debt Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Debt Securities.

     Certain of the underwriters, dealers or agents and their associates may be customers of, engage in transactions with, and perform services for, Ahmanson and certain of its affiliates in the ordinary course of business. Except as otherwise stated in the applicable Prospectus Supplement, any loans and outstanding commitments to such underwriters, dealers or agents and their associates will be made on terms, including interest rates and collateral, no more favorable than those prevailing at the time for comparable transactions with other persons and will not involve more than normal risk of collectibility.

                                 LEGAL MATTERS

     Certain legal matters with respect to the Debt Securities offered hereby will be passed upon for Ahmanson by Gibson, Dunn & Crutcher, Los Angeles, California and for any underwriters by counsel named in the related Prospectus Supplement. Arthur W. Schmutz, a director of Ahmanson, is a retired former partner of Gibson, Dunn & Crutcher.

                                    EXPERTS

     The consolidated financial statements of Ahmanson as of December 31, 1993 and 1992 and for each of the years in the three-year period ended December 31, 1993 included in Ahmanson's Annual Report on Form 10-K for the year ended December 31, 1993 have been incorporated herein by reference in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated herein by reference, and upon the authority of such firm as experts in auditing and accounting.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated amounts of the expenses of and related to the offering are as follows:

        Registration Fee -- Securities and Exchange Commission............   $172,414
        Printing and engraving expenses...................................    100,000
        Rating agency fees................................................    100,000
        Auditing and accounting fees and expenses.........................     60,000
        Legal fees and expenses...........................................    150,000
        Blue Sky fees and expenses........................................     18,000
        Trustee fees and expenses.........................................     15,000
        Transfer agent fees and expenses..................................     10,000
        Miscellaneous.....................................................     25,000
                                                                             --------
                  Total...................................................   $650,414
                                                                             ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The General Corporation Law of the State of Delaware, the state of incorporation of Ahmanson, and the Bylaws of Ahmanson provide for indemnification of directors and officers. Section 145 of the Delaware General Corporation Law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if, in cases other than actions brought by or in the right of the corporation, he or she has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation (and in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful). Section 145 provides that no indemnification for any claim or matter may be made, in the case of an action brought by or in the right of the corporation, if the person has been adjudged to be liable, unless the Court of Chancery or other court determines that indemnity is fair and reasonable despite the adjudication of liability. Indemnification is mandatory in the case of a director, officer, employee or agent who has been successful on the merits, or otherwise, in defense of a suit against him or her. The determination of whether a director, officer, employee or agent should be indemnified is made by a majority of disinterested directors, independent legal counsel or the stockholders.

     Directors and officers of Ahmanson are covered under policies of directors' and officers' liability insurance with coverage aggregating $55,000,000. The directors and executive vice presidents of Ahmanson and all other officers serving Ahmanson as first vice presidents or in a higher position are parties to Indemnity Agreements with Ahmanson (the "Indemnity Agreements"). The Indemnity Agreements provide indemnification for the directors and covered officers in the event the directors and officers' liability insurance does not cover a particular claim for indemnification or if such a claim or claims exceed the limits of such coverage. The Indemnity Agreements are generally intended to provide indemnification for any amounts a director or covered officer is legally obligated to pay because of claims arising out of the director's or officer's service to Ahmanson, Home Savings or any other subsidiary of Ahmanson.

ITEM 16. EXHIBITS.

         4.1     Form of Indenture for Senior Debt Securities
         4.2     Form of Indenture for Subordinated Debt Securities
         5.1     Opinion of Gibson, Dunn & Crutcher regarding issuance
        12.1     Statement Regarding Computation of Consolidated Ratios of Earnings to Fixed
                 Charges
        23.1     Consent of KPMG Peat Marwick LLP
        23.2     Consent of Gibson, Dunn & Crutcher (included in its opinion filed as Exhibit
                 5.1)
        24.1     Power of Attorney
        25       Statement of Eligibility of Trustee on Form T-1

ITEM 17. UNDERTAKINGS.

     Ahmanson hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of Ahmanson's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Ahmanson pursuant to the foregoing provisions, or otherwise, Ahmanson has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Ahmanson of expenses incurred or paid by a director, officer or controlling person of Ahmanson in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Ahmanson will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Ahmanson hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by Ahmanson pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irwindale, State of California, on the 20th of January, 1995.


                                          H. F. AHMANSON & COMPANY

                                          By      /s/  KEVIN M. TWOMEY
                                          ------------------------------------
                                                      Kevin M. Twomey
                                                  Executive Vice President
                                                and Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed by the following persons in the capacities and on the dates indicated.

                 SIGNATURES                               CAPACITY                    DATE
                 ----------                               --------                    ----


                                                          Director               January   , 1995
- --------------------------------------------
                Robert H. Ahmanson


                                                          Director               January   , 1995
- --------------------------------------------
                William H. Ahmanson


                                                          Director               January   , 1995
- ---------------------------------------------
                 Byron Allumbaugh


           /s/  RICHARD M. BRESSLER*                      Director               January 20, 1995
- ---------------------------------------------
                Richard M. Bressler


            /s/  LODWRICK M. COOK*                        Director               January 20, 1995
- ---------------------------------------------
                 Lodwrick M. Cook


                                                          Director               January   , 1995
- ---------------------------------------------
                 Richard H. Deihl


           /s/  ROBERT M. DE KRUIF*                       Director               January 20, 1995
- ---------------------------------------------
                Robert M. De Kruif


                                                          Director               January   , 1995
- ---------------------------------------------
                 David S. Hannah


              /s/  DELIA M. REYES*                        Director               January 20, 1995
- ---------------------------------------------
                   Delia M. Reyes

                 SIGNATURES                               CAPACITY                    DATE
                 ----------                               --------                    ----

         /s/  CHARLES R. RINEHART*                        Director,              January 20, 1995
- -------------------------------------------      Principal Executive Officer
              Charles R. Rinehart



           /s/  ELIZABETH SANDERS*                        Director               January 20, 1995
- -------------------------------------------
                Elizabeth Sanders



          /s/  ARTHUR W. SCHMUTZ*                         Director               January 20, 1995
- -------------------------------------------
               Arthur W. Schmutz



          /s/  WILLIAM D. SCHULTE*                        Director               January 20, 1995
- -------------------------------------------
               William D. Schulte



             /s/  KEVIN M. TWOMEY               Executive Vice President and     January 20, 1995
- -------------------------------------------        Chief Financial Officer
                  Kevin M. Twomey               (Principal Financial Officer)



             /s/  GEORGE MIRANDA*                 First Vice President and       January 20, 1995
- -------------------------------------------     Principal Accounting Officer
                  George Miranda



*By:        /s/  KEVIN M. TWOMEY
- -------------------------------------------
                 Kevin M. Twomey
                Attorney-in-Fact

                                        INDEX TO EXHIBITS

                                                                                 SEQUENTIALLY
       EXHIBIT                                                                     NUMBERED
       NUMBER                                DESCRIPTION                             PAGE
       --------                              -----------                         -------------
           4.1       Form of Indenture for Senior Debt Securities...............
           4.2       Form of Indenture for Subordinated Debt Securities.........
           5.1       Opinion of Gibson, Dunn & Crutcher regarding issuance......
          12.1       Statement Regarding Computation of Consolidated Ratios of
                     Earnings to Fixed Charges..................................
          23.1       Consent of KPMG Peat Marwick LLP...........................
          23.2       Consent of Gibson, Dunn & Crutcher (included in its opinion filed as Exhibit 5.1)......................................
          24.1       Power of Attorney..........................................
          25         Statement of Eligibility of Trustee on Form T-1............